Exhibit 99.1

News Release

MMC COMPLETES SALE OF PUTNAM INVESTMENTS

TO GREAT-WEST LIFECO

NEW YORK, Aug. 3, 2007—Marsh & McLennan Companies, Inc. (MMC) announced today that it has completed the sale of Putnam Investments to Great-West Lifeco Inc., a financial services holding company controlled by Canada-based Power Financial Corp.

Under terms of the agreement, MMC sold Putnam Investments to Great-West Lifeco for $3.9 billion in cash. After accounting for taxes and minority interest, MMC will net approximately $2.5 billion in cash proceeds.

MMC management will discuss the transaction in more detail, including intended use of the cash received from the sale, on its second quarter 2007 conference call with analysts, scheduled for August 7. Dial-in details for the call are below.

Conference Call

A conference call to discuss second quarter 2007 results will be held at 8:30 a.m. Eastern Time on Tuesday, August 7. To participate in the teleconference, please dial (866) 564-7444 or (719) 234-0008 (international). The audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC (Marsh & McLennan Companies) is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of some of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Kroll, the risk consulting firm; Mercer Human Resource Consulting, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With more than 54,000 employees worldwide and annual revenue of approximately $10.5 billion, MMC provides analysis, advice, and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.